Annual Report

Cover Page

Name of issuer:

BLAZnTECH, Inc.

Legal status of issuer:

Form: Corporation

Jurisdiction of Incorporation/Organization: DE

Date of organization: 11/4/2016

Physical address of issuer:

13850 Ballantyne Corporate Pl Suite 500
Charlotte NC 28277

Website of issuer:

https://blazntech.com

Name of intermediary through which the offering will be conducted:

Wefunder Portal LLC

CIK number of intermediary:

0001670254

SEC file number of intermediary:

007-00033

CRD number, if applicable, of intermediary:

283503

Current number of employees:

1

	Most recent fiscal year-end:	Prior fiscal year-end:
Total Assets:	$100.00	$0.00
Cash & Cash Equivalents:	$100.00	$0.00
Accounts Receivable:	$0.00	$0.00
Short-term Debt:	$0.00	$0.00
Long-term Debt:	$181,000.00	$0.00
Revenues/Sales:	$0.00	$0.00
Cost of Goods Sold:	$25,000.00	$0.00
Taxes Paid:	$0.00	$0.00
Net Income:	$0.00	$0.00

Select the jurisdictions in which the issuer intends to offer the securities:

AL, AK, AZ, AR, CA, CO, CT, DE, DC, FL, GA, HI, ID, IL, IN, IA, KS, KY, LA, ME, MD, MA, MI, MN, MS, MO, MT, NE, NV, NH, NJ, NM, NY, NC, ND, OH, OK, OR, PA, RI, SC, SD, TN, TX, UT, VT, VA, WA, WV, WI, WY, B5, GU, PR, VI, 1V

Offering Statement

Respond to each question in each paragraph of this part. Set forth each question and any notes, but not any instructions thereto, in their entirety. If disclosure in response to any question is responsive to one or more other questions, it is not necessary to repeat the disclosure. If a question or series of questions is inapplicable or the response is available elsewhere in the Form, either state that it is inapplicable, include a cross-reference to the responsive disclosure, or omit the question or series of questions.

Be very careful and precise in answering all questions. Give full and complete answers so that they are not misleading under the circumstances involved. Do not discuss any future performance or other anticipated event unless you have a reasonable basis to believe that it will actually occur within the foreseeable future. If any answer requiring significant information is materially inaccurate, incomplete or misleading, the Company, its management and principal shareholders may be liable to investors based on that information.

THE COMPANY

1. Name of issuer:

BLAZnTECH, Inc.

3. Has the issuer or any of its predecessors previously failed to comply with the ongoing reporting requirements of Rule 202 of Regulation Crowdfunding?

☐ Yes ☑ No

DIRECTORS OF THE COMPANY

4. Provide the following information about each director (and any persons occupying a similar status or performing a similar function) of the issuer.

Director	Principal Occupation	Main Employer	Year Joined as Director
Benjamin Bondar	CEO, CTO	BLAZnTECH	2014

For three years of business experience, refer to Appendix D: Director & Officer Work History.

OFFICERS OF THE COMPANY

5. Provide the following information about each officer (and any persons occupying a similar status or performing a similar function) of the issuer.

Officer	Positions Held	Year Joined
Benjamin Bondar	CEO	2014
Benjamin Bondar	Founder	2014
Benjamin Bondar	President	2014

For three years of business experience, refer to Appendix D: Director & Officer Work History.

PRINCIPAL SECURITY HOLDERS

6. Provide the name and ownership level of each person, as of the most recent practicable date, who is the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power.

Name of Holder	No. and Class of Securities Now Held	% of Voting Power Prior to Offering
Benjamin Bondar	6100000.0 Common Stock	61.0

BUSINESS AND ANTICIPATED BUSINESS PLAN

7. Describe in detail the business of the issuer and the anticipated business plan of the issuer.

For a description of our business and our business plan, please refer to the attached Appendix A, Business Description & Plan

RISK FACTORS

The U.S. Securities and Exchange Commission does not pass upon the merits of any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering document or literature.

These securities are offered under an exemption from registration; however, the U.S. Securities and Exchange Commission has not made an independent determination that these securities are exempt from registration.

8. Discuss the material factors that make an investment in the issuer speculative or risky:

BLAZnTECH, is a late stage startup conducting a series A round of fundraising. Every startup carries risk for founders and investors. In order to mitigate those risks, we have assembled a team of industry experts and established a growth strategy targeted at positioning BLAZnTECH as the industry leader in weapons accessories. We are a veteran owned and operated weapons accessories company.

We are transparent and direct in dealing with everyone involved in BLAZnTECH. Our BLAZnTECH customers, dealers, distributors, investors, and all of our supporters are the soul of our business. We believe that everyone plays an important part as a member of our team.

We see the following as possible risks and things to consider when investing in BLAZnTECH, Inc.

BLAZnTECH is currently oversold. We have an established production pipeline and supply chain management in order to ramp up production to meet the growing demand for our products. Our team of industry experts has positioned BLAZnTECH to increase growth in a commercial market with an aim at entering the DoD GSA schedule through prime contracting routes.

BLAZnTECH enjoys a rich commercial market for our signature motorized weapons cleaning system (MWCS) kits and other proprietary accessories. This favorable situation may change if the federal government takes steps to limit personal weapons and firearms rights afforded to Americans under the 2nd Amendment to the US Constitution. Given the current and incoming elected officials and appointees, we expect this is a very small possibility.

BLAZnTECH has filed for both the U.S. and international patents pending on our signature motorized weapons cleaning system (MWCS). Our intellectual property law firm represents 65 of the fortune 100 companies with an excellent track record of success. We have a very high probability of securing our utility patent(s). However, there is a small risk that one or both of our patents do not get issued. **UPDATE U.S. Patent** 9,733,038 has now been issued!

BLAZnTECH has produced the world's first and only motorizedweapons cleaning system (MWCS). Imitation products produced by competing companies may come into the market place. BLAZnTECH motorized weapon cleaning systems utilize the worlds smallest strongest motor coupled with innovative proprietary accessories to include; brushes and brush socks, cleaning rods, and attachments. We've partnered with industry leaders to bring our customers a high-quality durable product. FrogLube has added their signature cleaning and lubricant products to every kit.

The BLAZnTECH community has provided us with excellent product reviews and testimonials. We are very proud of our product consistency and the high-quality standards we maintain. As we ramp up our production to meet the ever growing demand for BLAZnTECH products, our focus will always be on ensuring customer satisfaction. Our manufacturing partners are ISO 9001 certified, exceeding the industry standard in quality control management.

The patent used in products produced by BlaznTech is owned by Veniamin Bondar and not the company. The royalties the company pays could change in the future.

Ownership and Capital Structure

DESCRIPTION OF ISSUER'S SECURITIES

17. What other securities or classes of securities of the issuer are outstanding? Describe the material terms of any other outstanding securities or classes of securities of the issuer.

Class of Security	Securities (or Amount) Authorized	Securities (or Amount) Outstanding	Voting Rights
Class A, Common Stock	6700000	6700000	Yes
Preferred Stock	3300000	3300000	No

Class of Security	Securities Reserved for Issuance upon Exercise or Conversion
Warrants:	0
Options:	0

24. Describe the material terms of any indebtedness of the issuer:

Convertible Note

Issue date	11/28/15
Amount	$66,000.00
Uncapped Note	Yes

Convertible Note

Issue date	11/28/15
Amount	$120,000.00
Uncapped Note	Yes

Friends and Family Loan (informally associated with the BLAZnTech, Inc entity), of $100,000 at 20% total interest, no maturity. The amount currently outstanding is $120,000 to be paid when funds are available. There is another Friends and Family Loan of $50,000 with total $58,350 due as soon as Blazntech Inc is able to repay.

The Company also has $65,000 in outstanding debt to various contractors and employees of the company. The debt shall be paid back as soon as Blazntech, Inc has the funds available - there is no maturity date.

Update: $30,000 of debt is now paid.

25. What other exempt offerings has the issuer conducted within the past three years?

Offering Date	Exemption	Security Type	Amount Sold	Use of Proceeds
11/2015	Section 4(a)(2)	Convertible Note	$120,000	General operations
11/2015	Section 4(a)(2)	Convertible Note	$66,000	General operations
12/2017			$68,706	General operations

26. Was or is the issuer or any entities controlled by or under common control with the issuer a party to any transaction since the beginning of the issuer's last fiscal year, or any currently proposed transaction, where the amount involved exceeds five percent of the aggregate amount of capital raised by the issuer in reliance on Section 4(a)(6) of the Securities Act during the preceding 12- month period, including the amount the issuer seeks to raise in the current offering, in which any of the following persons had or is to have a direct or indirect material interest:

1. any director or officer of the issuer;
2. any person who is, as of the most recent practicable date, the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power;
3. if the issuer was incorporated or organized within the past three years, any promoter of the issuer;
4. or (4) any immediate family member of any of the foregoing persons.

☐ Yes
☑ No

FINANCIAL CONDITION OF THE ISSUER

27. Does the issuer have an operating history?

☑ Yes
☐ No

28. Describe the financial condition of the issuer, including, to the extent material, liquidity, capital resources and historical results of operations.

Management's Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this offering. Some of the information contained in this discussion and analysis, including information regarding the strategy and plans for our business, includes forward-looking statements that involve risks and uncertainties. You should review the "Risk Factors" section for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

BLAZnTECH is a veteran owned and operated company. We have developed the world's first and only Motorized Weapons Cleaning System - a pocket sized power tool that provides the fastest and easiest way to clean most commonly used firearms.

BLAZnTECH is a company we are all proud to be a part of. Our ambition is to provide all gun owners with a fast, effective, and enjoyable way to clean their firearms. Guns get dirty, they need to be maintained. Our focus is on providing gun owners, military, and law enforcement with the fastest and easiest way to clean their dirty firearms. BLAZnTECH is zeroed in on revolutionizing weapons maintenance and providing a luxurious cleaning experience.

Given the Company's limited operating history, the Company cannot reliably estimate how much revenue it will receive in the future, if any.

Milestones

BLAZnTECH, Inc. was incorporated in the State of Delaware in November 2016.

Since then, we have:

- Compact design -- clean firearms without disassembly

- High torque precision motor -- 300+ RPM

- Saves time -- hours spent cleaning reduced to minutes

- Eliminates unnecessary wear -- nylon bristle brushes & cotton brush socks that DO NOT damage your guns like most traditional steel rods & brushes do

- US patent granted - legal team represents 58 of Fortune 100 companies.

- Patent 1: Design and utility of the device

Historical Results of Operations

Our company was organized in November 2016 and has limited operations upon which prospective investors may base an evaluation of its performance.

- *Revenues & Gross Margin.* For the period ended December 31, 2017, the Company had revenues of $0 compared to the year ended December 31, 2016, when the Company had revenues of $0. Our gross margin was 0% in fiscal year 2017, compared to 0% in 2016.

- *Assets.* As of December 31, 2017, the Company had total assets of $100, including $100 in cash. As of December 31, 2016, the Company had $100 in total assets, including $100 in cash.

- *Net Income.* The Company has had net income of $0 and net income of $0 for the fiscal years ended December 31, 2017 and December 31, 2016, respectively.

- *Liabilities.* The Company's liabilities totaled $186,000 for the fiscal year ended December 31, 2017 and $186,000 for the fiscal year ended December 31, 2016.

Liquidity & Capital Resources

To-date, the company has been financed with $186,000 in convertibles and $68,706 in SAFEs.

We plan to use the proceeds as set forth in this Form C under "Use of Funds". We don't have any other sources of capital in the immediate future.

We will likely require additional financing in excess of the proceeds from the Offering in order to perform operations over the lifetime of the Company. Except as otherwise described in this Form C, we do not have additional sources of capital other than the proceeds from the offering. Because of the complexities and uncertainties in establishing a new business strategy, it is not possible to adequately project whether the proceeds of this offering will be sufficient to enable us to implement our strategy. This complexity and uncertainty will be increased if less than the maximum amount of securities offered in this offering is sold. The Company intends to raise additional capital in the future from investors. Although capital may be available for early-stage companies, there is no guarantee that the Company will receive any investments from investors.

Runway & Short/Mid Term Expenses

BLAZnTECH, Inc. cash in hand is $100 as of 12/31/2017. Over the last three months, revenues have averaged $0/month, cost of goods sold has averaged $8,300/month, and operational expenses have averaged $200/month, for an average burn rate of $8,500 per month. Our intent is to be profitable by June 2018.

FINANCIAL INFORMATION

29. Include financial statements covering the two most recently completed fiscal years or the period(s) since inception, if shorter:

Refer to Appendix C, Financial Statements

OTHER MATERIAL INFORMATION

31. In addition to the information expressly required to be included in this Form, include:

- (1) any other material information presented to investors; and

- (2) such further material information, if any, as may be necessary to make the required statements, in the light of the circumstances under which they are made, not misleading.

All information presented to investors hosted on Wefunder.com is available in Appendix A: Business Description & Plan.

ONGOING REPORTING

32. The issuer will file a report electronically with the Securities & Exchange Commission annually and post the report on its website, no later than:

120 days after the end of each fiscal year covered by the report.

33. Once posted, the annual report may be found on the issuer's website at:

https://blazntech.com/invest

The issuer must continue to comply with the ongoing reporting requirements until:

1. the issuer is required to file reports under Exchange Act Sections 13(a) or 15(d);
2. the issuer has filed at least one annual report and has fewer than 300 holders of record;
3. the issuer has filed at least three annual reports and has total assets that do not exceed $10 million;
4. the issuer or another party purchases or repurchases all of the securities issued pursuant to Section 4(a)(6), including any payment in full of debt securities or any complete redemption of redeemable securities; or the issuer liquidates or dissolves in accordance with state law.

APPENDICES

Appendix A: Business Description & Plan

Appendix C: Financial Statements

- Financials 1
- Financials 2
- Financials 3

Appendix D: Director & Officer Work History

- Benjamin Bondar

Appendix E: Supporting Documents



BLAZNTECH

Weapons maintenance without weapons disassembly

$68,706 raised from **153** investors
Successfully Funded on Dec 30 2017

> *"BLAZnTECH is a veteran owned and operated company. We have developed the world's first and only motorized weapons cleaning system - a pocket sized power tool that provides the fastest and easiest way to clean most commonly used firearms.*



Benjamin Bondar
CEO & FOUNDER, BLAZNTECH

OUR AMBITION

BLAZnTECH is a company we are all proud to be a part of. Our ambition is to provide all gun owners with a fast, effective, and enjoyable way to clean their firearms. Guns get dirty, they need to be maintained. Our focus is on providing gun owners, military, and law enforcement with the fastest and easiest way to clean their dirty firearms. BLAZnTECH is zeroed in on revolutionizing weapons maintenance and providing a luxurious cleaning experience.

KEY FACTS

- Compact design -- clean firearms without disassembly
- High torque precision motor -- 300+ RPM
- Saves time -- hours spent cleaning reduced to minutes
- Eliminates unnecessary wear -- nylon bristle brushes & cotton brush socks that DO NOT damage your guns like most traditional steel rods & brushes do
- US patents granted - legal team represents 58 of Fortune 100 companies.
- Patent 1: Design and utility of the device

https://blazntech.com *from Res Triangle Park NC* TECH RETAIL ADVENTURE B2C B2B HARDWARE

Why I Like BLAZnTECH

What excited me about BLAZnTECH from the first moment I heard about their product was the idea to revolutionize something so essential, ubiquitous and critical as cleaning a firearm. I love being part of something that is not just another fad, but is innovative and actually improves peoples' lives - and this product achieves this with flying colors! It is very special to help bring something to the world that will not only increase effectiveness of our military and those in law enforcement, but also has the potential to increase the safety of their lives. And to top it all off, I really love that this product allows users to enjoy the actual process of weapons maintenance. It's not very... READ MORE



Andrey Tkachuk

DIRECTOR OF FINANCE AT DEMANDFORCE. - INVESTED IN BLAZNTECH

This is now the only firearm cleaning system I will own from here on out. @blazntech The quality is exceptional, packaging is very impressive, and the firearm compatibility exactly fits my needs.

@1k_cory

Happy Customer

The game has changed. No more baby wipes or failed weapons.

Lars Connon

Happy Customer

This seems to be an excellent tool for quick cleaning and could save a life. Also. I would like to thank each and every one of you for your service and the sacrifices you endured. From the bottom of my soul. Thank you.

Charles Rogers

US NAVY VETERAN, USS NASSAU LHA-4

Tactical Shit Review of BlaznTech's Motorized Weapons Cleaning System

We take an in depth look at BlaznTech's MWCS.
August 29, 2016 @ youtu.be

AR-15 - BLAZnTECH Motorized Weapons Cleaning System

I show how to use the BLAZnTECH Motorized Weapons Cleaning System (MWCS) on my AR-15. I also share my thoughts while overviewing this product. https://blazntech.com/ https://www.rainierarms.com/blazntech-motorized-weapons-
December 23, 2015 @ youtu.be

BLAZnTECH Motorized Weapons Cleaning System

Chummerz review on BLAZnTECH's MWCS. Introducing the world's 1st Motorized Weapons Cleaning System. This pocket sized tool is designed to fit in the ejection port to be able to clean without disassembling your upper receiver. The Custom
December 9, 2015 @ youtu.be

BLAZnTECH Motorized Weapon Cleaning System Set to Ship in September

I posted last May introducing BLAZnTECH and their innovative firearms cleaning system. BLAZnTECH originally had a shipping date in July. They've since pushed the shipping date to September, but are manufacturing limited quantities for and offering

August 22, 2015 @ gunsandtactics.com

Motorized Weapons Cleaning System by BLAZnTECH - The Firearm Blog

Now here is something that I really wish I had during my time in the Corps… the BLAZnTECH motorized weapons cleaning system. Its so simple, its brilliant. A rotating brush for cleaning the chamber of an AR (or other components with suitable

May 20, 2015 @ thefirearmblog.com

Coming to the Range: BLAZnTECH Motorized MSR Chamber Cleaning Kit

Any MSR shooter knows the joy of firing off a few hundred rounds is almost directly countered by facing the grim reality of cleaning your rifle when you get home. It's especially defeating if you have a direct impingement MSR.

May 15, 2015 @ range365.com

BLAZnTECH Motorized Weapons Cleaning System

Posted on May 14th, 2015 by ar15news BLAZnTECH is a new company bringing an equally new cleaning product to market. Its their Motorized Weapons Cleaning System which is designed to clean the lugs and chamber of your AR or handguns. The

May 14, 2015 @ ar15news.com

Firearms Maintanence Hasn't Changed in Years

Everyone from the military to gun enthusiasts, still cleans firearms with hand tools. Until now.

With BLAZnTECH, you simply lock the bolt or slide to the rear then insert the cleaning device. You're done in minutes and ready to shoot. Traditional weapons cleaning kits require disassembly of the firearm. They contain mainly steel rods and brushes. Breaking down the gun and using hand tools wastes valuable time. Our unique motor enables thorough cleaning without disassembly which is a game changer for the military and gun owners alike. BLAZnTECH saves gun owners time without adding additional wear to the firearm.

Market Size and Investment Potential

BLAZnTECH is revolutionizing weapons maintenance and creating a whole new market of motorized cleaning systems. Industry leading competitors sell over 25,000 traditional cleaning kits every week, by 2020 we aim to have 10% of all domestic firearms owned by civilians (270 million firearms) be cleaned with BLAZnTECH products.

Firearms Manufactured by Year in the U.S.


12M
10M
8M
6M
4M
2M
0
'86 '87 '88 '89 '90 '91 '92 '93 '94 '95 '96 '97 '98 '99 '00 '01 '02 '03 '04 '05 '06 '07 '08 '09 '10 '11 '12 '13
Pistols
Revolvers
Rifles
Shotguns
Miscellaneous firearms

270 Million

Guns in the US

$6 Billion

Firearms accesories industry (US)

First Conceived in Iraq as a Reliable Cleaning Tool

The world's first and only motorized weapons cleaning system.

BLAZnTECH is a pocket-sized tool that manages to quickly and effectively clean most commonly used rifles and handguns without the need to disassemble the firearm.

Glass-Reinforced Nylon Enclosure!

Bright White LED!

300+ RPM Motor!


BLAZNTECH

Proprietary Brush-Socks (100% Cotton)!

Nylon Brushes Specifically Designed for Rotation!

3 Year Limited Warranty!







Business Numbers

1,000+ units sold; this is just the beginning.

We've sold-out over a 1,000 units during our R&D stage. For our production stage, we plan to sell hundreds of thousands of Blazntech tools and kits.

$55
Current cost of production

200
Suggested retail price

$30
Predicted cost of production in 2018

Produced by veterans here in the U.S.

PRIDE Industries conducts our products assembly and distribution. They are a ISO 9001 Certified (Highest Quality Control) and qualified 501c nonprofit. They hire mostly disabled people and have operations in 14 states. Many of their employees are disabled veterans. PRIDE provides us the ability to scale in order to meet our goal to sell and shipping thousands of BLAZnTECH tools and kits.

Our Customers

Military, Police, & Gun Enthusiasts

BLAZnTECH proudly serves a global customer base comprised of firearms enthusiasts, law enforcement, and military.

Testimonials and Video Reviews

The world already has a lot to say about Blazntech

"This seems to be an excellent tool for quick cleaning and could save a life. Also. I would like to thank each and every one of you for your service and the sacrifices you endured. From the bottom of my soul. Thank you."

Charles Rogers

US NAVY VETERAN, USS NASSAU LHA-4



Blazntech Cleaning an AR-15

Reviewed on video by Rainier Arms.



The Full Kit

This reviewer breaks down the entire Blazntech package.

We've Come a Long Way in Two Years

Our early stages of development consisted of trial and error to determine which key components were necessary to deliver an effective product. The housing, motor, circuitry and battery components have been sourced through reliable original equipment manufacturers. We've partnered with FrogLube and PRIDE Industries to deliver a cutting edge product. Since the initial launch, we've been gathering important feedback from our customers. Empowered with that knowledge, we've made further product improvements. Our next iteration will include a redesigned circuit board and other product enhancements. This upgrade increases durability in the field and significantly reduces assembly costs. We look forward to an ongoing relationship with our customers, investors, and global fans to develop products for the future.

September 2009



Ben in Iraq

Stationed at Camp Taji, Iraq, Benjamin Bondar discovers need for Motorized Weapons Cleaning System.

November 2014



First Prototype

Benjamin Bondar builds his 1st prototype and begins his search for qualified engineers. Discovering disabled Vietnam veteran Nick Udall, he then continues to build his team under the company name of BLAZnTECH and files a provisional patent.

January 2015



First Investor + Product Designer

After multiple prototypes, Benjamin Bondar acquires his 1st investor Andrey Tkachuk and gets the help of SAMSUNG product designer Steven Tkachuk.

September 2015



Blazntech Partners with Pride Industries

In search of the highest standards of quality, durability, and value, BLAZnTECH established it's full assembly with Pride Industries. PRIDE is a US based, ISO 9001 certified, non-profit company that employs veterans and people with disabilities.

January 2016



Relocation and Patents Filed

Team relocates to Washington state to work closely with Rainier Arms. Blazntech managed to quickly establish brand recognition and demand for the MWCS. In addition to that, we acquired the help of Sutherland Asbill & Brennan LLP (represents 58 Fortune 100 companies) and filed a nonprovisional utility patent.

August 2016



1,000 Units sold to individual customers

November 2016



Research Triangle Park, North Carolina

Having quickly sold out of his inventory, Benjamin Bondar has relocated to North Carolina and organized an all new Delaware-based C corporation (BLAZnTECH, Inc). He has then officially licensed his patent to BLAZnTECH, Inc and organized a new team of combat veterans to help lead BLAZnTECH into mass production.

January 2017


LAS VEGAS

BlaznTech, a "featured product" at Shot Show in Las Vegas

July 2018



10,000 Units Sold

With planned retailer partnershops and new distribution channels in the US, we plan to ship 10,000 units by this coming summer.

December 2018

50,000 Units Sold

Holidays are a great time to gift the latest greatest accesory in firearms. We plan to have our ecommerce business humming by next hoiday season to ensure we can keep up with demand.

Join Us for the Ride!



Keep Your Ballistics and Guns True

Most gun enthusiasts love the anticipation of the overwhelming joy that is felt as the sights are aligned and the trigger is slowly depressed. The hammer falls on the firing pin thrusting it forward to slam into the primer. That split second as the internal spark ignites the gun powder, pushing your projectile forward down the barrel at speeds of 2,580 ft/s. The smell of the burnt powder, the recoil of the rifle that then sounds that beautiful steel down range. This, my friends, is what a lot of us live for.

Fast-forward to the end of the day. You and your brothers-in-arms had an amazing day on the range. You've pushed yourself and your equipment to the max. You've made some improvements and you've learned some valuable lessons. What next? Time to break out the old-school cleaning kit. You've spent a lot of money on some tools that require a lot of time to get that star chamber spotless. Yes, the dreaded star chamber..........

SHOW MORE

Letter from Founder / CEO

January 9, 2017

Respected investors, colleagues and friends:

Developing the world's first and only Motorized Weapons Cleaning System has proven to be a rewarding challenge. BLAZnTECH has gone through many struggles while focused on product development and streamlining production. We've grown an experienced team of industry professionals and established partnerships with industry leaders. We've come a long way.

I'm truly honored and grateful for each and every one of you.

SHOW MORE

Founder



Benjamin Bondar

CEO & Founder

Benjamin is a former stock market analyst - managing over 2.3MM with his own trading floor. He is a veteran of Iraq, FAA certified pilot, and inventor of the Motorized Weapons Cleaning System.

AND THE REST OF THE TEAM



Steven Tkachuk

PRODUCT DESIGN



Nick Udall

DIRECTOR OF ENGINEERING



Cody Cuellar

Creative Director



William H Tate

Advisor

William loves to train, advise and assist people in solving their money management challenges.



Michael Penney

Advisor

Michael is a Marine combat veteran of Iraq and Afghanistan. He is a combat marksmanship instructor, foreign weapons instructor, NRA instructor, Chief Range Safety officer, entrepreneur and, inventor.



Cj Dugan

Business Development



Laurie A. Dugan



Megan Jasso

Raised $254,706 From 154+ Investors

Andrey Tkachuk

For the last 16 years, held various business consulting and finance/operations management positions in Software/Hardware companies in Silicone Valley.

Craig Vom Lehn

MBA, BS in Accounting, expert in Strategy and Financial Planning/Analysis. Family man and dividend investor in Gilbert, AZ

Jim Burtoft

Big Data Expert with Hewlett Packard.

Andrew Douglas VanderPloeg

Passionate about everything business. Finance Manager at Boston Globe Media Partners. Babson (Olin) 2017 MBA Candidate

Christopher Osburn

Ex techie city bus driver retro computerist.

Warren Thielz

Semi-retired electrical engineer with 40+ years experience in the aerospace industry

MORE INVESTORS

Interview

– COLLAPSE ALL

WF: What is Blazntech?

BLAZnTECH is a revolutionary new weapons accessories company. BLAZnTECH has developed and released the world's first and only motorized weapons cleaning system; a pocket-sized tool that cleans firearms without any disassembly. The idea for the device came out of necessity. While I was serving in the military overseas, I had to constantly clean my weapon. We shot a lot of training drills, firing thousands of rounds at the range. It's important to clean the rifle to the highest standards prior to going on a patrol. The chamber is constantly being filled with carbon on direct gas systems, such as that of the M-16 model variants. It needs to be cleaned regularly to ensure the cycle of operations is not interrupted. Upon return to the states, I had looked for device like this and was astonished to realize nobody had come up with it yet. Now, after multiple stages of product development, BLAZnTECH has produced the world's first and only motorized weapons cleaning system. Fitted with a compact, ultra high torque motor and nylon brushes, the cleaning system is small enough to reach all areas of the firearm without causing damage.

WF: Do you have competition?

BLAZTECH: Conventional cleaning systems are our current competitors. They rely on metal brushes and cleaning rods to scrape out the chamber. This requires the user to disassemble the weapon. Most professional users prefer not to use metal brushes, instead they primarily use Q-tips and dental picks for their stock chamber. We are the first to market with a patent pending motorized cleaning device and proprietary brushes, socks, cleaning/protectant and industry leading partners to accelerate production to reach a growing demand.

WF: Why is this cleaning tool different from all the other options?

Cleaning a firearm by hand is tedious work. It's a time consuming process that involves breaking down the weapon and scraping the hard to reach areas of a gun, mainly the chamber. Solvents and soak tanks strip the lubricant from all metal parts. Still, the most effective way to deep clean a rifle is using soap and warm water. All of these solutions involve taking apart the gun and thoroughly scrubbing everything. BLAZnTECH has found a better way. At 300+ RPM the motorized weapon cleaning system is the fastest, most effective way to clean all your firearms. We take pride in delivering a high-quality product our customer can rely on. We built our tool to function in war - where reliability is the only thing that matters.

WF: Do you have a patent for the device?

We do. Our patent applies not only to the device but the ability to clean a firearm outside of disassembly. Our intellectual property is domestically and internationally protected.

WF: Who are your potential customers?

BLAZTECH: We've identified target areas throughout the U.S. and global markets. The midwest, Texas, Colorado and the southeast are the bulk of our market. Our goal is to establish a large commercial dealer distributor network, selling direct to them. The intent being to legitimize our product in a strong commercial market, then bring it through the proper DoD channels. We will sell through two-tier wholesalers who are also prime vendors on the GSA schedule. They are able to sell direct to units with the proper impact cards and post items on the GSA open market.

Our end users include veterans, gun enthusiasts, men, women, young and old; there are 80 million American gun owners. To expand our customer base, we are producing various caliber brushes. Currently our product cleans most commonly used firearms; 9mm, .45cal, 5.56mm and, 7.62. We plan to manufacture .22LR, 12GA and 20GA in the future.

WF: Where did you get the idea and how has it evolved?

BLAZTECH: The idea first came to me in boot camp, but the need became apparent when I went to Iraq in 2009. That's also when my research began. When I left the military and went to school, I started to work on a prototype to see if such a product was even possible. I had begun working with a disabled Vietnam veteran who helped make the product more presentable. The next year I began working with an engineer. After several prototypes we established proof of concepts. Also, I worked with a SAMSUNG designer to give the tool the look and feel I wanted. In 2015 the product went to market.

WF: What are your production costs?

BLAZTECH: The majority of our costs are associated with production. Our lean production model is labor intensive. We have worked with our production partners to streamline the manufacturing and assembly process We are focused on delivering a high quality product that everyone can be proud of.

WF: Where do you produce Blazntech?

BLAZTECH: We've partnered with the esteemed PRIDE Industries for our production facility. They employ over 5,600 Americans, half of whom are disabled. They have Department of Defense contracts and products on the GSA. Recently, partnered with an even bigger nonprofit organization called SourceAmerica; "SourceAmerica creates a platform for people with significant disabilities to be seen and heard...and hired." (sourceamercia.com). We are excited and honored to be working with such a highly respected industry leader.

WF: Where are the products sold?

BLAZTECH: We currently sell through our website; we provide dealer pricing for those that qualify and ship packaged and marketed product in bulk. Approximately 70% of the product is sold through our website and 30% being sold through dealers. Our dealer verification process ensures high-quality product is being sold at manufacturer controlled price points.

WF: How important are government contracts to your retail strategy? How else will you sell Blazntech? ^

BLAZTECH: Our retail strategy is based on direct sales and dealer offerings. The government market is secondary. We have established relations with the DoD and sent units for testing. The Pentagon has requested units, and the military's Maryland Aberdeen Proving Ground currently has products for testing.

Our primary focus is to establish credibility in a commercial market while working to deliver a solution for military application in the long term.

Gun dealers are the biggest clientele, and they're big fans of the product. Our cleaning system was created with the AR-15 in mind. It's the most widely sold firearm in America. The motorized weapon cleaning system is a high quality tool that displays nicely, demonstrates reliably and sells well at a comfortable margin.

WF: What's stopping you from filling the orders you're already getting? ^

BLAZTECH: We have gotten amazing feedback from our customers already using the cleaning system. The motor and brushes work well and operate as intended. In order to deliver a reliable high-quality product, we have pushed a large amount of capital into labor costs. Our current lean production method is time consuming. Products that have been purchased are being delivered daily.

Our engineers, along with PRIDE Industries, have developed a manufacturing and assembly process to facilitate the large sales volume we've encountered. Now it requires the capital necessary to make the dream a reality.

We have produced a patent pending product and established proof of concept. We've assembled a team of industry experts and subject matter experts from a variety of business and tactical shooting disciplines. We've aligned ourselves with respected partners such as FrogLube and PRIDE Industries.

WF: Why are you raising money? ^

Our intent is to grow the company with the support of our fellow firearms enthusiasts. With the funds raised, we will ramp up production using refined manufacturing methods to ensure quality control and smooth supply chain management. We will have the ability to drastically scale production and fulfill the growing demand.

WF: What are the key problems you're thinking about for the next year? ^

Customer satisfaction is our key concern. Delivering products in an efficient manner and handling all customer issues quickly and effectively. It's important that we have the right staff in place to answer any kind of questions there might be. The product works as advertised. It delivers on being the fast, effective way to clean your firearms.

WF: Where does your product fit into the existing market? ^

BLAZTECH: Weapons owners spend $13 billion every year on accessories. The firearms and ammunition industry impact, in the US alone, is over 49 billion according to the National Shooting Sport Foundation (http://www.nssf.org/impact/).

Traditional cleaning systems require disassembly of the firearm. It takes a long time and puts unnecessary wear on the internal components of the firearm. Our motorized cleaning system employs a high torque, high speed, nylon brush coupled with FrogLube to scrub the chamber. Then wipes it clean with a fresh brush sock at 300+ RPMs. Effectively and efficiently cleaning your gun in seconds without any disassembly of the firearm. A high tech solution for an age old problem.

WF: What's one of the biggest hurdles you've faced since starting the business?

It has been difficult to develop a motor that could meet the demands we needed to put on it. We've gone through many stages of development, learning with each failure. We take pride in knowing our product provides a direct power drive through the cleaning head and into the chamber. This revolutionary motor is what makes 21st century cleaning technology possible.

WF: Why raise money from all of your customers and fans?

BLAZTECH: It's important to our company that we serve through fellow ownership. We are asking our community of fellow firearms enthusiasts to come and be part of something greater than themselves. By joining Wefunder and investing in BLAZnTECH you own a piece of that future. We have done the heavy lifting by creating the product and ensuring it proved what we said it would do. Now we offer an investment in our company to ensure it's success in the long term. We are veterans working to build a better piece of gear for all of us to enjoy. Let's build something together.

WF: Tell us about the team? Why will you win?

BLAZTECH: The best definition for the word entrepreneur is problem solver, we believe it's important for our potential investors to recognize the fact that we have been finding solutions for impossible challenges throughout military service and our entire lives.

Benjamin Bondar joined the U.S. Army as an infantryman. He was offered the rare opportunity to serve in the oldest active infantry regiment: "The Old Guard" is the U.S. Army's official ceremonial unit and escort to the President. Later, he deployed to Iraq in support of detainee operations and combat patrols. During his time overseas, he discovered the need for a pocket-sized tool that can allow soldiers to have weapons maintenance without weapons disassembly. He spent over two years in product development to ensure proof of concept before founding BLAZnTECH. Benjamin has patented the world's 1st and only Motorized Weapons Cleaning System - a pocket-size tool for cleaning weapons quickly and effectively without any disassembly. Benjamin was born in the Soviet Union, his father was a Christian evangelist that was continuously persecuted by the KBG for his faith and church service. Benjamin was raised in California and has helped his financially struggling family by working with a commercial vacuum on his back since the age of 9.

Michael J. Penney is a Marine combat veteran of Ramadi, Iraq; Kajaki and Sangin, Afghanistan. He served with 3/7 weapons company deploying twice to Ramadi in 2005 and 2007. Upon reenlistment Michael transferred to Quantico to become an instructor. He is certified as a combat marksmanship coach, trainer and instructor trainer. He's a formal school instructor and school trained designated marksman and foreign weapons instructor. In 2010 Michael volunteered for a third combat tour, this time with 1st battalion 5th Marines, leading a section of advisors through Kajaki and Sangin Afghanistan. After 8 years of service, Michael left the Marine Corps as a Sergeant. Now he is an entrepreneur and inventor. His first product, the magazine insert for cleanliness and safety, prevents dirt, dust and debris from entering the internal components of the firearm. The product is injection molded and delivered thru the same channels as BLAZnTECH. Michael's skill-set, knowledge and expertise brings a unique perspective to the BLAZnTECH team.

William Tate started his US Army career when he turned age 17 and enlisted in the local Army National Guard while still a junior in high school. He secured an Army ROTC scholarship at Ole Miss and was a commissioned officer. His first duty was as Executive Officer assigned to a US Army Special Forces (Green Beret) A- Team. While with the unit he conducted successful missions in Africa, Central America, Europe, and the Middle East retiring after 18 years of honorable and global service due to the 1994 Forces Reduction Act. Straight out of the Army, William became a financial advisor, which led to a wide-ranging background in the financial planning and financial services industry. He has been a financial trainer, advisor, and manager in Silicon Valley with well-known financial services firms such as Morgan Stanley. BLAZnTECH values William's extensive experience in Wall Street financial services and his background in working with small innovative startup companies.

Ask a Question

Type your question here... ASK QUESTION

Barnaby Zelman Jan 26 2017

Your valuation looks high, can you please explain your justification for $10mm at this early stage?



William H Tate Advisor EMPLOYEE edited Sep 17

Thanks for your question. It is a good one. I'll try to explain our early stage market valuation this way.

1. We have thousands of customers who have either ordered our Blazntech kits either on back order and/or they have told us that they want to buy them for resale in their many gun stores.

2. We have many US military and law enforcement departments that want our tools and kits for their own firearms operations.

3. We are also enjoying an increasing interest from our international Blazntech customers and fans.

4. I/we have learned much from our Blazntech Wefunder campaign over these past 6 months. We put a $10 million company market value in order to test the open market and see what the Wefunder community did.
Our Wefunder $10 million evaluation has been a stretch especially given the struggles that we have had in getting our next production funding round. We think that we'll have our production funding money by the end of the month. We are a late stage startup with huge product market demand and upside potential. Some of our Wefunder investors think that we are worth of $10 million evaluation. Thus, we hope to prove them right!

5. In a widely reported announcement on 27 January 2017, the new Trump Administration and Defense Secretary Mattis created and signed into action a new Pentagon directive to modernize and upgrade weapons system maintenance. This new presidential act orders the Pentagon to develop new tools and resources for our US Military. This directive is especially timely and fortunate for Blazntech and its investors. We are now well positioned to ride this new wave of weapons systems maintenance upgrades.

LIKE



William H Tate Advisor EMPLOYEE Sep 17

Hi Barnaby,
I have updated your question about our $10 million evaluation. Please see point #4 below. Thanks.

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Preet Anand Feb 9 2017

Can you speak more about the demand from military and law enforcements? Can you mention names? Do you have letters of intent? Right now on ~$100,000 in revenue, a 100X valuation of that is very high. Really cool product though.



William H Tate Advisor EMPLOYEE Feb 11 2017

Thanks for your questions, Preet. We agree with you that when most military, law enforcement, and serious shooters play this our Blazntech tool and kit, they think that is really cool too!

That said, Blazntech is the new cool tool for gun cleaning, period! There is nothing else like it on the market anywhere worldwide. Our Blazntech weapons cleaning system is the fastest and easiest way to clean your dirty guns that you will ever use. No other gun cleaning kit on the planet has been modernized, automated, and motorized for the 21st century in the way that Blazntech is now.

We are on our way to becoming the Apple of the gun cleaning industry! As Steve Jobs famously said; " Innovation distinguishes between a leader and a follower." Blazntech IS the leader in the gun cleaning industry! We compare very favorably to Apple in the following ways: Apple makes only a few but very beautiful, yet highly functional computer/phone products. Their products are all at the luxury end of their industry in terms of both quality and cost. Apple has about the same market share in the computer industry as Mercedes Benz and/or BMW does in the auto industry. And on and on Apple and Blazntech compare well to each other in their respective industries. While we do not have the same roughly 10% of the gun cleaning market share, today. We are well on our way. Our point is that we plan to follow the same high quality, high value, and high price success path as Apple did. Imagine if you could go back in time and get into Apple as a similar valuation startup when they first began to grow? Blazntech is the "little Apple" in the global gun cleaning world.

JC Dugan is our Blazntech military and law enforcement business development, guy. He retired in December 2016 as a Master Sergeant after 20+ years of honorable service. He served most of this time in the Amy Special Forces (Green Berets) and in Delta Force. CJ came to us with outstanding military experiences, background, and worldwide contacts. He has brought us all kinds of high-value military and law enforcement contacts. We expect that these forthcoming product purchase orders will keep us busy for at least the next 18 months. For example, our Blazntech team was at SHOT SHOW in Las Vegas last month. CJ lead us to over a dozen of his best Blazntech early adapter in the Spec Ops, SWAT, FBI, etc. contracting companies community. Among his top three strong contacts were; Geissele Automatics, Darley Defense, and Nemesis Arms. All of these fine folks are great examples of first-class product providers to the military, law enforcement, and serious shooters globally. CJ has long-term and solid relationships with the decision makers in multiple firearms and related companies. One company Rep said to me at SHOT SHOW when I asked if their company was going to do business with Blazntech- "It is all about long-standing relationships in our industry. CJ and I deployed together to lots of hot zone places. Most of the guys that we work with around here are combat Vets too. When we look each other in the eye and shake hands on a business deal. It is 99% done. The paperwork just completes it. Because your whole Blazntech team are combat vets and we know and trust CJ, we are going to do business with you." I'd say that is a pretty strong letter of intent.

LIKE

MORE QUESTIONS



BLAZNTECH

2017 Report

Dear investors,

Friends, I remain proud of my decision to reject last year's buyout offer. I processed limited funds from Wefunder so that you can all join me on this wild BLAZnTECH train and confidently believe our potential goes far beyond our 1st patent. I remain confident that each and every one of you will be rewarded beyond your expectations.

As a young veteran entrepreneur, I take full responsibility for our progress - failure is NOT an option. 1st General Order "I will guard everything within the limits of my post and quit my post only when properly relieved."

We need your help!

Pending acquisition negotiations have interfered with my ability to raise needed capitol on Wefunder. Throughout my negotiations I was continuously asked to cancel my campaign, at the very least, to not give it any attention. Failing to reach terms with mutual agreement, I ended up processing a crowdfunding campaign that never received attention it deserved.

BLAZnTECH will start sending out MWCS kits to Wefunder Investors 1st week of June (most humbling that many investors offered to wait and asked that I first provide kits to paying customers). My biggest problem is that leapfrogging our way into mass production will be a tragic waste of opportunity (doing everything I can to process a proper investment soon).

Should any of you have additional questions or concerns, please feel free to contact me.

Benjamin Bondar

(704) 800-1202

benjamin@blazntech.com

Sincerely,

Benjamin Bondar
CEO & Founder

Our Mission

BLAZnTECH is a company we are all proud to be a part of. Our ambition is to provide all gun owners with a fast, effective, and enjoyable way to clean their firearms. Guns get dirty, they need to be maintained. Our focus is on providing gun owners, military, and law enforcement with the fastest and easiest way to clean their dirty firearms. BLAZnTECH is zeroed in on revolutionizing weapons maintenance and providing a luxurious cleaning experience.

See our full profile

How did we do this year?

Report Card

C+

The Good

TriggrCon and ShotShow - industry partners excited about our kit, providing additional sales channels.

BLAZnTECH PATENT GRANTED!

Significant progress with military procurement.

The Bad

Acquisition negotiations throughout 2017 interfered with ability to promote Wefunder campaign.

Crazy demand, no production.

Product wasn't compliant with Berry Amendment for military procurement.

2017 At a Glance

January 1 to December 31

$0
Revenue

$0
Net Profit

$0
Short Term Debt

$0
Raised in 2017

$100
Cash on Hand

Months of Runway

We ❤ Our 148 Investors

Thank You For Believing In Us

Andrey Tkachuk
Craig Vom Lehn
Jim Burtoft
Andrew Douglas Vander...
Christopher Osburn
Warren Thielz
Stanley Forwand
Chris Calabrese
Anthony DANIEL
Sean Hanagan
Pam Coleman
Anthony Zamora
Sidonia Gause
Matthew T Sorensen
Lyle Notice
Cornelius Matthew
Raymond Wu
Ashley Houston
Daniel Czosnyka
Phil Abbett
Linnea Poehler
Adam Dearstine
Corbin DeMay
Michael Tilma
Jatin Shah
Eric N Ford
Carey Martell
Ken Stewart
Larry Berman
Bill Combes
Aeshvarya Verma
Ben Schott
Henry Henderson
Dustin Schouten
Marijoy Leynes
Peter Junot
Heather Montgomery St...
Jacques Fu
Marcus Michles
David D'Antonio
Michael Steven Bauerme...
David Chang
Kristaps Soms
Danny L Sanford
Michael S. Grogan
Allen Keith EDWARDS
Ioana Grigoras
Joshua Littmann
Paul Varkey
Mark Phillips
Rick Firmine
Seralathan Kamalanathan
Erik Dwyer
Valerie A Reid
Christopher Isensee
Michael Fisher
Leon Dusoe
Ethan Yoder
Robert Snyders
George R Jacobs
Trasey Green
Stephen Pettey
Russell Scott
James Williams
Daniel Nafziger
Ramachendra P Batni
John Micheal Stephen
Jim Blackburn
Michael Wayne Smith
William Pitts
Peter L. Cimino
Russell Larocque
Robert Caire
Richard V.HALE
James Young
Steven Souris
Cameus Guillaume
Robert T Cunningham
Bryan Sarlitt
Daniel Johnsen
Vito J. Federici
Jon Ferrante
Karl Stier
Doug Lyon
Gene Presson
Derek Zoretic
Marsha Weisss
Ernest Swauger

Alex Shane Davis
Luis A Colon
Mason C LeMay
Ben Hubert
Robert Esposito
Daniel Keen
William Farrington
Anna Varvara Makra
Edward W Kuhrt JR
Frantz PetitFrere
James Martin
Lesley E White
Steve Brady
Cameron Grable
Jimmy Martin
Michael Abbott
Thomas Coppola
Edward E Martin
Wendy Collins
Shaka Quan
Michael Witt
William Stankus
Amy Bishop
Johnny Joe Johnson
Antonia David
Elliott Goldberg
Kenneth Alva Stephenson
John M. Dowd
Judd Snell
Darlington Etumni
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Richard K Smith
Robert Anthony
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Kirby Trumbo
Pedro DORREGO
Morris Gelman
Andrew Dysart
Gerald Gordon GROVES
Marc H. Ferrera
Kevin Kidwell
Patricia Mceachron
Randolph J Lieberman
Beau Vincenzes
Charlie Douglas
Lon HOSKINS
Stephen Yoskowitz
Cody Thornton
Bruce D Armstrong, DVM
Wyatt Hanna
Ron Nelson
David Keranen
Brandon Lear
Santosh Kumar
James Rattee
Corey Nichols
Chris Sutliff
Andrew Bushnell
Franklin E. Powers, Jr.
Franklin E. Powers, Jr.

Thank You!

From the BLAZnTECH Team



Benjamin Bondar

CEO & Founder



Steven Tkachuk

PRODUCT DESIGN



Nick Udall

DIRECTOR OF ENGINEERING



Cody Cuellar

Creative Director



William H Tate

Advisor

William loves to train, advise and assist people in solving their money management challenges.



Michael Penney

Advisor

Michael is a Marine combat veteran of Iraq and Afghanistan. He is a combat marksmanship instructor, foreign weapons instructor, NRA instructor, Chief Range Safety officer, entrepreneur and, inventor.



Cj Dugan

Business Development

Details

The Board of Directors

DIRECTOR	OCCUPATION	JOINED
Benjamin Bondar	CEO, CTO @ BLAZnTECH	2014

Officers

OFFICER	TITLE	JOINED
Benjamin Bondar	CEO, Founder, President	2014

Voting Power

HOLDER	SECURITIES HELD	VOTING POWER
Benjamin Bondar	6,100,000 Common Stock	61.0%

Past Equity Fundraises

DATE	AMOUNT	SECURITY	EXEMPTION
11/2015	$120,000		Section 4(a)(2)
11/2015	$66,000		Section 4(a)(2)

The use of proceeds is to fund general operations.

Convertible Notes Outstanding

ISSUED	AMOUNT	INTEREST	DISCOUNT	VALUATION CAP	MATURITY
11/28/2015	$66,000			None	
11/28/2015	$120,000			None	

Outstanding Debts

None.

Related Party Transactions

None.

Capital Structure

CLASS OF SECURITY	SECURITIES (OR AMOUNT) AUTHORIZED	SECURITIES (OR AMOUNT) OUTSTANDING	VOTING RIGHTS
Class A, Common Stock	6,700,000	6,700,000	Yes
Preferred Stock	3,300,000	3,300,000	No

	SECURITIES RESERVED FOR ISSUANCE UPON EXERCISE OR CONVERSION
Warrants:	0
Options:	0

Other rights:

0

Risks

BLAZnTECH has produced the world's first and only motorizedweapons cleaning system (MWCS). Imitation products produced by competing companies may come into the market place. BLAZnTECH motorized weapon cleaning systems utilize the worlds smallest strongest motor coupled with innovative proprietary accessories to include; brushes and brush socks, cleaning rods, and attachments. We've partnered with industry leaders to bring our customers a high-quality durable product. FrogLube has added their signature cleaning and lubricant products to every kit.

The patent used in products produced by BlaznTech is owned by Veniamin Bondar and not the company. The royalties the company pays could change in the future.

BLAZnTECH has filed for both the U.S. and international patents pending on our signature motorized weapons cleaning system (MWCS). Our intellectual property law firm represents 65 of the fortune 100 companies with an excellent track record of success. We have a very high probability of securing our utility patent(s). However, there is a small risk that one or both of our patents do not get issued. UPDATE U.S. Patent 9,733,038 has now been issued!

BLAZnTECH, is a late stage startup conducting a series A round of fundraising. Every startup carries risk for founders and investors. In order to mitigate those risks, we have assembled a team of industry experts and established a growth strategy targeted at positioning BLAZnTECH as the industry leader in weapons accessories. We are a veteran owned and operated weapons accessories company. We are transparent and direct in dealing with everyone involved in BLAZnTECH. Our BLAZnTECH customers, dealers, distributors, investors, and all of our supporters are the soul of our business. We believe that everyone plays an important part as a member of our team. We see the following as possible risks and things to consider when investing in BLAZnTECH, Inc.

BLAZnTECH enjoys a rich commercial market for our signature motorized weapons cleaning system (MWCS) kits and other proprietary accessories. This favorable situation may change if the federal government takes steps to limit personal weapons and firearms rights afforded to Americans under the 2nd Amendment to the US Constitution. Given the current and incoming elected officials and appointees, we expect this is a very small possibility.

The BLAZnTECH community has provided us with excellent product reviews and testimonials. We are very proud of our product consistency and the high-quality standards we maintain. As we ramp up our production to meet the ever growing demand for BLAZnTECH products, our focus will always be on ensuring customer satisfaction. Our manufacturing partners are ISO 9001 certified, exceeding the industry standard in quality control management.

BLAZnTECH is currently oversold. We have an established production pipeline and supply chain management in order to ramp up production to meet the growing demand for our products. Our team of industry experts has positioned BLAZnTECH to increase growth in a commercial market with an aim at entering the DoD GSA schedule through prime contracting routes.

Description of Securities for Prior Reg CF Raise

Additional issuances of securities. Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured. The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

Issuer repurchases of securities. The Company may have authority to repurchase its securities from shareholders, which may serve to decrease any liquidity in the market for such securities, decrease the percentage interests held by other similarly situated investors to the Investor, and create pressure on the Investor to sell its securities to the Company concurrently.

A sale of the issuer or of assets of the issuer. As a minority owner of the Company, the Investor will have limited or no ability to influence a potential sale of the Company or a substantial portion of its assets. Thus, the Investor will rely upon the executive management of the Company and the Board of Directors of the Company to manage the Company so as to maximize value for shareholders. Accordingly, the success of the Investor's investment in the Company will depend in large part upon the skill and expertise of the executive management of the Company and the Board of Directors of the Company. If the Board Of Directors of the Company authorizes a sale of all or a part of the Company, or a disposition of a substantial portion of the Company's assets, there can be no guarantee that the value received by the Investor, together with the fair market estimate of the value remaining in the Company, will be equal to or exceed the value of the Investor's initial investment in the Company.

Transactions with related parties. The Investor should be aware that there will be occasions when the Company may encounter potential conflicts of interest in its operations. On any issue involving conflicts of interest, the executive management and Board of Directors of the Company will be guided by their good faith judgement as to the Company's best interests. The Company may engage in transactions with affiliates, subsidiaries or other related parties, which may be on terms which are not arm's-length, but will be in all cases consistent with the duties of the management of the Company to its shareholders. By acquiring an interest in the Company, the Investor will be deemed to have acknowledged the existence of any such actual or potential conflicts of interest and to have waived any claim with respect to any liability arising from the existence of any such conflict of interest.

Minority Ownership

An Investor in the Company will likely hold a minority position in the Company, and thus be limited as to its ability to control or influence the governance and operations of the Company.

The marketability and value of the Investor's interest in the Company will depend upon many factors outside the control of the Investor. The Company will be managed by its officers and be governed in accordance with the strategic direction and decision-making of its Board Of Directors, and the Investor will have no independent right to name or remove an officer or member of the Board Of Directors of the Company.

Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured.

The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

Exercise of Rights Held by Principal Shareholders

As holders of a majority-in-interest of voting rights in the Company, the shareholders may make decisions with which the Investor disagrees, or that negatively affect the value of the Investor's securities in the Company, and the Investor will have no recourse to change these decisions. The Investor's interests may conflict with those of other investors, and there is no guarantee that the Company will develop in a way that is optimal for or advantageous to the Investor. For example, the shareholders may change the terms of the operating agreement for the company, change the terms of securities issued by the Company, change the management of the Company, and even force out minority holders of securities. The shareholders may make changes that affect the tax treatment of the Company in ways that are unfavorable to you but favorable to them. They may also vote to engage in new offerings and/or to register certain of the Company's securities in a way that negatively affects the value of the securities the Investor owns. Other holders of securities of the Company may also have access to more information than the Investor, leaving the Investor at a disadvantage with respect to any decisions regarding the securities he or she owns. The shareholders have the right to redeem their securities at any time. Shareholders could decide to force the Company to redeem their securities at a time that is not favorable to the Investor and is damaging to the Company. Investors' exit may affect the value of the Company and/or its viability. In cases where the rights of holders of convertible debt, SAFES, or other outstanding options or warrants are exercised, or if new awards are granted under our equity compensation plans, an Investor's interests in the Company may be diluted. This means that the pro-rata portion of the Company represented by the Investor's securities will decrease, which could also diminish the Investor's voting and/or economic rights. In addition, as discussed above, if a majority-in-interest of holders of securities with voting rights cause the Company to issue additional stock, an Investor's interest will typically also be diluted. Based on the risks described above, the Investor could lose all or part of his or her investment in the securities in this offering, and may never see positive returns.

Restrictions on Transfer

The securities offered via Regulation Crowdfunding may not be transferred by any purchaser of such securities during the one year period beginning when the securities were issued, unless such securities are transferred:

- to the issuer;
- to an accredited investor;
- as part of an offering registered with the U.S. Securities and Exchange Commission; or
- to a member of the family of the purchaser or the equivalent, to a trust controlled by the purchaser, to a trust created for the benefit of a member of the family of the purchaser or the equivalent, or in connection with the death or divorce of the purchaser or other similar circumstance.

Valuation Methodology for Prior Reg CF Raise

The initial amount invested in a SAFE is determined by the investor, and we do not guarantee that the SAFE will be converted into any particular number of shares of Preferred Stock . As discussed in Question 13, when we engage in an offering of equity interests involving Preferred Stock , Investors may receive a number of shares of Preferred Stock calculated as either (i) the total value of the Investor's investment, divided by the price of the Preferred Stock being issued to new Investors, or (ii) if the valuation for the company is more than $10 million , the amount invested divided by the quotient of (a) the Valuation Cap ($10 million) divided by (b) the total amount of the Company's capitalization at that time. Because there will likely be no public market for our securities prior to an initial public offering or similar liquidity event, the price of the Preferred Stock that Investors will receive, and/or the total value of the Company's capitalization, will be determined by our board of directors . Among the factors we may consider in determining the price of Preferred Stock are prevailing market conditions, our financial information, market valuations of other companies that we believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant. In the future, we will perform valuations of our stock (including both common stock and Preferred Stock) that take into account, as applicable, factors such as the following:

- unrelated third party valuations;
- the price at which we sell other securities in light of the relative rights, preferences and privileges of those securities;
- our results of operations, financial position and capital resources;
- current business conditions and projections;
- the marketability or lack thereof of the securities;
- the hiring of key personnel and the experience of our management;
- the introduction of new products;
- the risk inherent in the development and expansion of our products;

- our stage of development and material risks related to our business;
- the likelihood of achieving a liquidity event, such as an initial public offering or a sale of our company given the prevailing market conditions and the nature and history of our business;
- industry trends and competitive environment;
- trends in consumer spending, including consumer confidence;
- overall economic indicators, including gross domestic product, employment, inflation and interest rates; and
- the general economic outlook.

We will analyze factors such as those described above using a combination of financial and market-based methodologies to determine our business enterprise value. For example, we may use methodologies that assume that businesses operating in the same industry will share similar characteristics and that the Company's value will correlate to those characteristics, and/or methodologies that compare transactions in similar securities issued by us that were conducted in the market.

Company

BLAZnTECH, Inc.

- Delaware Corporation
- Organized November 2016
- 1 employees

13850 Ballantyne Corporate Pl Suite 500

Charlotte NC 28277

https://blazntech.com

Business Description

Refer to the BLAZnTECH profile.

EDGAR Filing

The Securities and Exchange Commission hosts the official version of this annual report on their EDGAR web site. It looks like it was built in 1989.

Compliance with Prior Annual Reports

BLAZnTECH is current with all reporting requirements under Rule 202 of Regulation Crowdfunding.

All prior investor updates

You can refer to the company's updates page to view all updates to date. Updates are for investors only and will require you to log in to the Wefunder account used to make the investment.

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Benjamin Bondar

CEO & Founder

Charlotte, North Carolina Area | Electrical/Electronic Manufacturing

Current BLAZnTECH

Previous Bondar Entertainment, LLC, The Old Guard (U.S. Army's official ceremonial unit and escort to the President.), Royal Treasury, INC (Partner of Dimension Brokerage, LLC)

Send Benjamin InMail

102
connections

https://www.linkedin.com/in/benjaminbondar

Contact Info

Background

Summary



L-39 Albatross Aerobatics (Top Gun Pose)



Pitts Aerobatics



Cirrus SR-22 45° bank over...



Directing "Persecuted" the ...



Larry

SEE MORE

Experience

CEO & Founder
BLAZnTECH
June 2014 – Present (2 years 8 months) | Charlotte, North Carolina Area

Engineering and manufacturing company, providing the world's first Motorized Weapons Cleaning System.



PRIDE Industries



BLAZnTECH MWCS

Business Owner
Bondar Entertainment, LLC
January 2013 – January 2015 (2 years 1 month) | Los Angeles

-Written, Produced, and Directed "Persecuted" Best-Selling iTunes Short.

https://itunes.apple.com/us/movie/persecuted/id908469353

Persecuted - IMDB

Persecuted - iTunes

11B Infantry Soldier
The Old Guard (U.S. Army's official ceremonial unit and escort to the President.)
2008 – 2012 (4 years) | washington d.c. metro area

-Ceremonially performed and supervised over 500 funerals at the Arlington National Cemetery, and over 1000 military ceremonies throughout Washington D.C.

-Security Detail for 2009 Presidential Inauguration.

-Escorted members of congress and foreign dignitaries.

-Deployed overseas in support of detainee operations and combat patrols.

Iraq

Senator John McCain

Pentagon

Pass-In-Review!

CEO, Market Analyst

Royal Treasury, INC (Partner of Dimension Brokerage, LLC)

2006 – 2008 (2 years) | greater new york city area

-Managed trading office with 15 day traders.

-Personally held responsible for partners combined trading margin of $2.3 million.

-Built and programed multiscreen trading workstations.

-Performed remote operations with both domestic and international traders.

-Reviewed traders daily market executions, account P&L, and maintained individual account restrictions.

Configuring eSignal candlestick charts and ti...

Shorting Bear Sterns.

Bank Teller
Washington Mutual Bank
2004 – 2006 (2 years) | Napa, CA

-Supported customers in all banking transactions.

-Balanced ATM machines, bank vault, and angry customers.

-Performed branch opening and closing procedures.

Certifications

Pilot
Federal Aviation Administration - FAA, License 3179090

Languages

English
Native or bilingual proficiency

Russian
Native or bilingual proficiency

Skills

Top Skills

- 6 Screenwriting
- 3 Producing
- 3 Directing
- 2 Line Producing
- 3 Weapons
- 1 Marksmanship
- 2 Acting
- 1 Aviation
- 5 Business Strategy
- 1 Casting

Benjamin also knows about...

1 Day-trading · 1 Investments · 5 Marketing · 2 Advertising · 3 Social Networking · 5 Cinematography · 5 Entertainment · 5 Security · 2 Team Leadership · 3 Team Building · 6 Social Media · 1 Business Development · 2 Military · 2 Video Production · 2 Film Production

---

Additional Info

- **Interests**

Filmmaking, Business Management, Aviation, Stock Market Analysis, Mechanical Engineering.

- **Personal Details**

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US Military Veterans ...
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Coffee Shop Connect...
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US Army Infantry
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FAA
214 members
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